Exhibit 10.20

Dated as of January 31, 2025
PRIVATE AND CONFIDENTIAL
Glenn Murphy
[*]
Re: Amendment to Letter of Appointment
Dear Glenn,
The purpose of this letter (the “Amendment”) is to amend your Letter of Appointment dated January 31, 2023 (“Initial Letter of Appointment”; and together with the Amendment, the “Letter of Appointment”), between you, on the one hand, and Rainbow Capital Group Limited (“Rainbow Capital”) and Rainbow UK Bidco Limited (the “Company”), on the other hand, pursuant to the terms set forth herein. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Initial Letter of Appointment. You agree as follows:
1.    Appointment: Effective as of January 22, 2025, in addition to your existing responsibilities, you shall be appointed as the Executive Director of the Company, reporting to the Board of the Company, and in such role you shall perform the duties of the “Chief Executive Officer” and shall be the senior-most executive of the Company and shall have the powers, authorities, and duties of management usually vested in the Chief Executive Officer directing the Company globally including its global leadership team currently located in Geneva, London, Germany and the United States. You shall devote the time necessary to the performance of such duties. The Company may, at any time, terminate your role as Executive Director of the Company. You will be a remote employee based in Toronto, Canada and will not have an office in New York State; and may be required to travel in accordance with your business needs. You will provide to the Company any information or forms required in order for the Company to be in compliance with its tax reporting and withholding obligations (including, without limitation, providing to the Company the number of days working for the Company in the United Kingdom, New York and California). You agree that the Company will implement applicable tax withholding obligations required by Canadian and United Kingdom laws; and you will be responsible for all other tax withholding obligations, until such time as the Company has an obligation to withhold taxes in other jurisdictions, at which time the Company will advise you of same.

2.    Compensation: For so long as you serve in the role as Executive Director, you shall not receive the compensation in Paragraph 4.1 of the Letter of Appointment and in lieu shall receive the following compensation effective as of January 22, 2025:
(a)    You shall receive base salary at the rate of $1,100,000 per annum (“Base Salary”), payable in regular installments in accordance with the Company’s usual payroll practices.
(b)    With respect to each fiscal year of the Company and pursuant to and subject to the terms of the Company’s Annual Incentive Program, you shall be eligible to earn an annual bonus, with a target bonus equal to 100% of your Base Salary (“Annual Bonus”). The Annual Bonus, if any, earned by you for fiscal year 2025 shall be prorated based on the number of days you are employed by the Company during such fiscal year. The Annual Bonus, if any, earned for each fiscal year shall be paid to you on a date selected by the Company, which is generally in the October following the applicable fiscal year.
Upon you ceasing to be the Executive Director, you shall no longer be entitled to the compensation set forth in Paragraph 2(a) and (b) above and shall revert to your compensation in Paragraph 4.1 of the Letter of Appointment. Your Base Salary and Annual Bonus will be paid by a subsidiary of the Company, as determined by the Company.
3.    Additional Equity Participation:
(a)    In addition to the equity participation set forth in Paragraph 5 of the Initial Letter of Appointment, you shall be entitled to the additional equity participation set forth in the documents attached hereto as Exhibit A (“Additional Equity”), which will be entered into simultaneously with the execution of this Amendment.
(b)    The terms set forth in Section 5 of the Initial Letter of Appointment shall not apply to the Additional Equity.
4.    Restrictive Covenants: Paragraph 11 of the Initial Letter of Appointment shall be amended to insert the following in line 5 of Paragraph 11 following the phrase “at any time during your appointment”: “and for the period of 12 months immediately after the termination of your appointment”.
5.    Employee Benefits: You will be eligible to participate in the applicable benefit plans and programs subject to the eligibility terms and conditions of such plans and programs. Information regarding these plans and programs will be provided to you. You will be entitled to five weeks of vacation per calendar year. Your vacation is to be taken at your discretion as agreed with the Board. There will be no tracking of your vacation time and no carryover of unused days into the next calendar year

Except as amended hereby, all other terms of the Initial Letter of Appointment shall remain unchanged.
Please indicate your acceptance of these terms by signing and returning this Amendment to Kathy Leo at [*].

Rainbow Capital Group Limited

By:	/s/ Simon Bouchard
Name:	Simon Bouchard
Title:	Director

Rainbow UK Bidco Limited

By:	/s/ Nancy Ford
Name:	Nancy Ford
Title:	Director

/s/ G. Murphy
Glenn Murphy

EXHIBIT A
Additional Equity Documents

Exhibit E: GM RSU Award Certificate

Award Certificate
This deed is dated ______________ 2025 (the Grant Date)
PARTIES
This deed is made by:
RAINBOW CAPITAL GROUP LIMITED, a private limited company incorporated under the laws of Jersey (the Company), having its registered office at 2nd Floor, Sir Walter Raleigh House, 48-50 Esplanade, St. Helier, Jersey JE2 3QB and with registered company number 131574; and
GLENN MURPHY of [*] (the Award Holder).
BACKGROUND
A.    The Company has adopted the RSU Management Equity Incentive Program (Board of Directors) for certain employees or officers of the Wella Group dated 21 June 2022 and as amended from time to time (the Plan).
B.    The Company wishes to grant an RSU under the Plan (the Award) to the Award Holder, on the terms specified in this deed (the Award Certificate). Terms in this Award Certificate such as you and your refer to and address the Award Holder.
AGREED TERMS
1.    INTERPRETATION
1.1    The rules of the Plan (the Rules) are incorporated by reference into this Award Certificate. A term defined in the Rules shall have the same meaning in this Award Certificate, unless a contrary indication appears.
1.2    A copy of the Rules has been provided to you and further copies may be obtained on request from the Company.
2.    GRANT OF AWARD
2.1    The Company hereby grants you an RSU in relation to:
(a)    113,333 class 1 ordinary shares in the capital of the Company (the Base Return RSUs); and
(b)    106,667 class 1 ordinary shares in the capital of the Company (the Hurdle RSUs), the Base Return RSUs and the Hurdle RSUs together, the Award Shares.

3.    VESTING OF AWARD
3.1    Subject to this clause 3 and clause 4, each RSU under this Award shall Vest on the relevant Vesting Date in accordance with the provisions of Rule 4 (Vesting).
3.2    Rule 4.2 (Time Vesting Requirement) shall be interpreted such that the Rule is wholly replaced by the following:
(i)    Subject always to Rule 4.10 (as amended by the Award Certificate), equal instalments of 25% of the Base Return RSUs will satisfy the Time Vesting Requirement on each anniversary of the Grant Date over a period of four years.
(ii)    Subject always to Rule 4.10 (as amended by the Award Certificate), 100% of the Hurdle RSUs will satisfy the Time Vesting Requirement on the Vesting Date.
(Each of Rule 4.2(i) (in respect of Base Return RSUs) and Rule 4.2(ii) (in respect of Hurdle RSUs), being a “Time Vesting Requirement”.)
3.3    Rule 4.3 (Liquidity Event Requirement) shall be interpreted such that the Rule is wholly replaced by the following:
(i)    Notwithstanding the provisions of Rule 4.2 (as amended by the Award Certificate) and subject always to Rule 4.10 (as amended by the Award Certificate), no Base Return RSUs will Vest prior to the first of the following to occur:
(a)    in the case of an IPO, immediately prior to such IPO occurring;
(b)    in the case of a Sale, immediately prior to such Sale occurring; or
(c)    in the case of a Change of Control Transaction, immediately prior to completion of such Change of Control Transaction but solely to the extent provided in Rules 4.6 and 4.7, as applicable,
(each of (a), (b) and (c), a “Base Return Liquidity Event,” and the requirement that a Base Return Liquidity Event occur before any Base Return RSUs Vest, the “Base Return Liquidity Event Requirement”).
(ii)    Notwithstanding the provisions of Rule 4.2 (as amended by the Award Certificate) and subject always to Rule 4.10 (as amended by the Award Certificate), no Hurdle RSUs will Vest until such time as the KKR Investor receives or has received aggregate cash proceeds from its investment in the Group which results in the KKR Investor achieving a multiple on invested capital (“MOIC”) equal to or greater than 2.25x (the “MOIC Threshold”) (noting for the avoidance of doubt that such proceeds shall already take into account dilution from all Securities and RSUs held by the Award Holder that have vested at the time of such calculation, including the Hurdle RSUs) (the “Hurdle Liquidity Event” and the requirement that a Hurdle Liquidity Event occur before any Hurdle RSUs Vest, the “Hurdle Liquidity Event Requirement”). For the purposes of determining whether the Hurdle Liquidity Event Requirement has been satisfied under this Rule 4.2(ii), the MOIC achieved by the KKR Investor shall be calculated on a cumulative basis at each time the KKR Investor receives cash proceeds from its investment in the Group.
(The Base Return Liquidity Event Requirement and the Hurdle Liquidity Event Requirement, each a “Liquidity Event Requirement”.)
3.4    For the avoidance of doubt, Rules 4.4 to 4.8 (inclusive) (Vesting) shall be disapplied in their entirety in respect of the Hurdle RSUs.
3.5    Rule 4.9 (Vesting) shall be interpreted such that the Rule is wholly replaced by the following:
Notwithstanding any other provision in these Rules (as amended by the Award Certificate), if the purchaser in a Sale or Change of Control Transaction refuses to assume unvested RSUs:
(i)    all Base Return RSUs shall Vest immediately prior to the closing of such Sale or Change of Control Transaction; and
(ii)    all Hurdle RSUs shall be subjected to the Hurdle Liquidity Event Requirement immediately prior to the closing of such Sale or Change of Control Transaction but for this purpose the MOIC shall be calculated as if the KKR Investor has already received its proceeds of such Sale or Change of Control Transaction, and, (A) in the event the MOIC Threshold is met, all Hurdle RSUs shall Vest upon the closing of such Sale or Change of Control Transaction or (b) in the event the MOIC Threshold is not met, all Hurdle RSUs shall lapse.
3.6    Rule 4.10 (Vesting) shall be interpreted such that the Rule is wholly replaced by the following:
(i)    Notwithstanding any other provision in the Rules or the Award Certificate, it is a condition to the Vesting of an Award (for the avoidance of doubt, in respect of both Base Return RSUs and Hurdle RSUs) that the Award Holder must at the time of Vesting continue to be actively engaged as Chairman of the Bidco Board, unless the Company determines otherwise, and any Award that is not Vested as of such date shall lapse and be forfeited.
3.7    Your attention is drawn in particular to Rule 6 (Lapse of Awards) which shall be interpreted such that the Rule is wholly replaced by the following:
An Award shall lapse on the earlier of any of the following occurring:
(a)    if the Award Holder is no longer actively engaged as Chairman of the Bidco Board;

(b)    pursuant to the provisions of Rule 4 (Vesting) (as amended by the Award Certificate) or Rule 5.5 (Settlement of Awards); or
(c)    upon any other event specified in the relevant Award Certificate.
3.8    You may not transfer this Award or make this Award subject to a charge or any other security interest. For example, you cannot use this Award as security for a loan. This Award will lapse if you attempt to do so.
4.    OTHER CONDITIONS
4.1    The RSUs granted hereunder shall be paid in Shares only and does not provide any right for the Award Holder to receive a cash payment, notwithstanding any discretion contained in the Plan or any provision in this Award Certificate to the contrary.
5.    TAX MATTERS
5.1    Notwithstanding clause 6.1, by accepting this Award, you irrevocably agree to adhere, perform and comply with the obligations under clause 9.1 (Certain Tax Matters) of the Management Shareholders’ Agreement, and where relevant, perform the obligations under clause 9.1(e) (Tax elections) on or before the Vesting Date.
6.    ACCEPTANCE NOTICE
6.1    The Company will not allot and issue (or procure the transfer of) the Shares under a Vested Award unless and until you fill in and sign an Acceptance Notice and submit it to the Company and, to the extent you have not already previously delivered to the Company, deliver to the Company a duly executed Deed of Adherence.
6.2    The Acceptance Notice form can be obtained from the Company.
7.    RESTRICTIONS ON SHARES
7.1    There are no Relevant Restrictions on the Award Shares.
8.    GENERAL TERMS
8.1    Upon receipt of any Award Shares, you are responsible for all proper tax declarations and payment of applicable taxes (including, without limitation, income tax, wage tax and capital gains tax) and social security contributions payable in connection with your receipt of the Award Shares.
8.2    You hereby acknowledge that the information contained in this Award Certificate is for administration purposes only. Any information concerning you shall be transmitted solely to those individuals or legal entities expressly authorised to have knowledge of it and to process it in connection with the administration of the Plan. Moreover, you acknowledge that the Company and/or Group Company is entitled to transmit such information abroad if this is necessary in connection with the administration of the Plan. You may request to have access to and, if necessary, correct any personal data. You acknowledge that your provision of the information in this Award Certificate is necessary to enable you to participate in the Plan.
8.3    Nothing in this Award Certificate or in the Rules shall confer upon you any right to continue in service for any period of specific duration with the Group, or interfere with or otherwise restrict in any way your rights or the rights of the Company or a Group Company (as applicable) to terminate your employment pursuant to your employment contract with the relevant Group Company or director or officer appointment letter (as applicable), which rights are hereby expressly reserved by each.
8.4    The grant of the Award is approved by the Company Board and shall not be held or construed to confer upon you any right to the continued grant of Awards under the Plan. The grant of the Award and any previous or subsequent Awards under the Plan shall constitute a voluntary contribution, even where repeatedly made. In this regard, the Company expressly reserves the right to discontinue such grant of Awards at any time without notice.
8.5    This deed and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with the laws of England and Wales.
8.6    The provisions of Clause 10.4(b) to 10.4(d) (inclusive) of the Management Shareholders’ Agreement shall apply to this deed as though set out here in full with each reference to “this Agreement” being to this deed.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and DELIVERED as a deed for and on behalf of Rainbow Capital Group Limited acting by

Michaela Wood, a director,

and Simon Bouchard, a director
[Signature page – RSU Award Certificate]

EXECUTED and DELIVERED as a deed by Glenn Murphy

Glenn Murphy

in the presence of:
Witness signature:
Witness name:
Witness address:

[Signature page – RSU Award Certificate]